Exhibit 99.1

CIT ENERGY ACCEPTS ENGAGEMENT WITH BIOGOLD FUELS TO ACT AS FINANCIAL ADVISOR FOR FUTURE CAPITAL NEEDS AND REFINING CORPORATE AND FINANCIAL STRATEGIES

LOS ANGELES, October 29, 2008 — BioGold Fuels Corporation (OTC Bulletin Board: BIFC) announced the engagement of CIT Energy, a unit of CIT Group Inc. (NYSE:CIT), and certain of its affiliates, to serve as its financial advisor for all of BioGold’s planned waste to energy plants and corporate growth needs. CIT Energy will review contractual and commercial agreements, develop summaries of BioGold’s projects, and refine BioGold’s corporate and financial strategies to be tailored to specific trends in financial markets and capital structures in the waste to energy industry.

The initial focus of CIT Energy and BioGold will be obtaining project financing for BioGold’s planned waste to energy facility in Harvey County, Kansas. Harvey County will be the first revolutionary facility to take in multiple waste streams. BioGold aims to solve the problems of municipalities having limited or no landfill space. They will then focus on securing the best available financing options for multiple plant expansion and increasing shareholder value.

“The last step in making our facility in Harvey County a success is obtaining the best terms for project financing and CIT Energy’s expertise in project finance will assure we complete this step flawlessly,” said BioGold’s CEO, Steve Racoosin. “CIT brings a wealth of knowledge and relationships in financing energy facilities. They will help structure our funding so that we can accelerate our growth to build multiple plants at one time to serve the needs of the hundreds or even thousands of city and county governments that have lost their landfill and have no long term waste solution.”

Mike Lorusso, managing director of CIT Energy, said, “BioGold is a rapidly emerging player in a uniquely important business to combine environmental services and clean energy. CIT is pleased to have the opportunity to work with BioGold and further demonstrate our expertise in this area and commitment to clean technologies for energy.”

About BioGold Fuels™ Corporation

BioGold Fuels™ Corporation is seeking to develop, acquire, license and commercialize patented and proprietary technologies that its management believes will allow a significant amount of municipal solid waste to be recycled into electricity, synthetic diesel fuel and other renewable fuels to address the multi-billion dollar renewable fuels market in the United States and the world. A major component of MSW is paper-based material, hydrocarbon-based material, and other high-energy value feedstocks. BioGold’s multi-fuel processing facilities will take all forms of waste into one facility, while providing a green source of renewable fuels.

About CIT

CIT (NYSE: CIT) is a global commercial finance company that provides financial products and advisory services to more than one million customers in over 50 countries across 30 industries. A leader in middle market financing, CIT has more than $70 billion in managed assets and provides financial solutions for more than half of the Fortune 1000.  A member of the S&P 500 and Fortune 500, it maintains leading positions in asset-based, cash flow and Small Business Administration lending, equipment leasing, vendor financing and factoring. The CIT brand platform, Capital Redefined, articulates its value proposition of providing its customers with the relationship, intellectual and financial capital to yield infinite possibilities. Founded in 1908, CIT is celebrating its Centennial throughout 2008. www.cit.com

Safe Harbor Statement

The contents of this press release are presented as a general overview of BioGold Fuels. This release is intended only to contain general information regarding BioGold Fuels and its business and does not purport to provide complete disclosure or analysis of all matters that may be relevant to a decision to invest in BioGold Fuels. In addition, certain matters discussed in this release may constitute ‘forward-looking statements.’ Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond BioGold Fuels’ ability to control or predict, including, but not limited to, risks and uncertainties outlined in BioGold Fuels’ periodic reports filed with the Securities and Exchange Commission.

SOURCE: BioGold Fuels™ Corporation

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